FOXPRO\PROXY\Growth Fund of Spain
                                                                   800-221-5724
                                                                       Ext. 421

                              GROWTH FUND OF SPAIN
                           (GREATER THAN 1000 SHARES)


Hello. My name is _______________. May I please speak with _______________? I'm calling on behalf of the Growth Fund of Spain to see if you have received your white proxy ballot for the upcoming shareholders meeting scheduled from December 3, 1997. Has that arrived? (If YES, go to (1) below; if NO, go to (2) below)

(1) Have you had a chance to return that yet? (If YES, go to (b) below; if NO, go to (a) below).

(2) Would you like us to mail you another proxy card? Do you live at (check address)? We'll mail that today. Also, (If NO, go to (b) below).

         (a) We are calling to ask you to take a moment now to return the white proxy card. If you have received a blue proxy card please discard it. (continue to (b) below)

         (b) The Board of Directors wants you to know that you may be receiving materials from a group called "Bankgesellschaft Berlin AG." They are attempting to place two of their own nominees for directors on the board of your Fund. THE BOARD OF DIRECTORS OF YOUR FUND URGES YOU TO REJECT THOSE NOMINEES. To help insure that there is no interruption in the present management of the fund, we are asking you to return all white proxy cards and disregard any blue proxy cards you may receive.

(continue as follows)

That's all we wanted to let you know and I'd like to thank you in advance for your continued support of the management of The Growth Fund of Spain. Remember, return the white card and discard the blue one to show your support for the board. Thanks again and have a good ______.

                                MACHINE MESSAGE:

This is a message on behalf of the Board of Directors of the Growth Fund of Spain. Please take a moment to return any WHITE proxy cards you receive. Also, I wanted to let you know that your Board is advising you to reject the proxy supplied by the German Banking Organization. PLEASE DO NOT RETURN THE BLUE CARD. If you have any questions call 800-221-5724 and ask for extension 421. Our representatives will be happy to assist. Thank you.

*EVEN IF HOLDERS HAVE ALREADY RETURNED A CARD, THERE IS NO LIMIT TO THE NUMBER OF CARDS A HOLDER MAY SUBMIT. ONLY THE LAST DATED AND PROPERLY EXECUTED CARD WILL BE COUNTED.


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